Exhibit 23.43

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-79603, No. 333-89189, No. 333-33144, No. 333-33146, No. 333-50800, No. 333-128714, No. 333-152401 and No. 333-161509) and on Form S-3 (No. 333-161027) of our reports dated February 28, 2011, relating to the consolidated financial statements and financial statement schedule of Dollar Thrifty Automotive Group, Inc. and subsidiaries, and the effectiveness of Dollar Thrifty Automotive Group, Inc. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of Dollar Thrifty Automotive Group, Inc. for the year ended December 31, 2010.

/s/ DELOITTE & TOUCHE LLP

Tulsa, Oklahoma
February 28, 2011